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                                                                  EXHIBIT 10.19


                        SPLIT DOLLAR INSURANCE AGREEMENT



         THIS AGREEMENT made and entered into as of the 10th day of October, 1993, by and between MORTON METALCRAFT CO., an Illinois corporation, with principal offices and place of business in the State of Illinois in Morton, Illinois (hereinafter referred to as the "Corporation"), and DARYL R. LINDEMANN, an individual residing at 52 Maple Ridge, Morton, Illinois 61550 (hereinafter referred to as the "Employee");

                                  WITNESSETH:

         WHEREAS, the Employee is employed by the Corporation as _____________ ______________________ of the Corporation; and

         WHEREAS, the Employee, on September 14, 1993, applied to Protective Life Insurance Company (hereinafter referred to as the "Insurer") for life insurance in the specified amount of $300,000; and

         WHEREAS, pursuant to the aforesaid application, the Insurer issued its flexible premium adjustable life insurance policy under the Insurer's program known as Patriot 100 Plus in the initial face amount of $300,000 dated October 10, 1993 as Policy No. B00212920 hereinafter the "Policy"); and

         WHEREAS, the Corporation in recognition of the Employee's invaluable management skills, knowledge of the Corporation's business and contributions to earnings and profits, desires to obtain key executive death protection for its estimated losses in the event of the Employee's premature death; and

         WHEREAS, the Corporation agrees to receive, by way of an assignment, a limited Policy ownership interest in the Policy on the life of the Employee and to pay premiums under the method described herein; and

         WHEREAS, the Employee agrees to make the Policy subject to this Agreement in exchange for the Employer's willingness to pay a portion of the Policy premiums due on the Policy; and

         WHEREAS, this Agreement is intended to qualify as a split dollar life insurance plan as described in Revenue Ruling 64-328;

         NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

         1. Policy Subject to This Agreement; Term. The Policy shall be subject to the terms and conditions of this Agreement during the term hereof. The term of this Agreement shall commence
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on October 10, 1993 and shall expire October 10, 2019, unless earlier terminated as hereafter provided.

         2. Premium Payments. The Corporation has paid to the Insurer an initial premium on the Policy of $2,300.00. The Corporation agrees to continue to pay twenty-five (25) additional annual premiums of $2,300.00 each, which represents the cumulative increasing P.S. 58 costs for the assigned death benefit to the Corporation of $183,633 during the term of this Agreement, averaged and levelized over a period of twenty-six (26) years commencing on the date of issuance of the Policy, for a term of twenty-six (26) years of protection. The annualized amount of premiums is reflected in Column 1 on Exhibit A attached hereto and made a part hereof by this reference. Employee agrees to pay any remaining portion of the planned periodic premiums due with respect to the Policy. The Policy may, at the Employee's discretion, provide for the waiver of premium on the Employee's disability. If it does so provide, the cost thereof shall be borne by the Employee, the prior provisions of this
Section 2 to the contrary notwithstanding.

         3. Assignment of Limited Policy Ownership Interest. The Employee does hereby assign, transfer and set over to the Corporation, its successors and assigns, a specific and limited policy ownership interest in the Policy in consideration of the premium payment paid by the Corporation as required hereunder.

         4. Corporation's Policy Interest Defined. The limited policy ownership interest hereby assigned by the Employee to the Corporation is as follows:

                 A. Upon death of Employee. In the event of the Employee's death during the term, the Corporation's policy interest shall be an amount equal to $183,633 of death protection under the limited policy ownership created hereunder, increased by the amount, if any, of unearned premiums resulting from the pre-payment of premiums by the Corporation plus any amount in the "unearned premium account" as hereinafter defined. Any remaining death proceeds shall be payable to Employee's designated beneficiary pursuant to the Policy. For purposes of this Agreement, the "unearned premium account" means the amount by which the Corporation's levelized premium payments required pursuant to this Agreement exceeds the amount of the P.S. 58 costs for the assigned death benefits accrued during the term of the Policy until the date of termination of the Policy, as reflected in Column 2 of Exhibit A attached.

                 B. Upon Cancellation or Termination of the Policy. In the event the Employee elects to surrender or cancel the Policy during the term, the Corporation shall receive such share of the Policy cash values as





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         are attributable to the Corporation's prepaid premiums and any unearned premium account. In the event such cash values are insufficient to repay any amount due the Corporation, the Employee agrees to pay any difference to the Corporation. No further benefits shall be payable to the Corporation hereunder. Any remaining cash value shall inure to the benefit of the Employee.

         5. Employee's Retained Incidents of Ownership. Except as to the limited policy ownership rights specifically granted the Corporation herein, Employee retains all incidents of ownership (including the right to surrender or cancel the Policy and the right to borrow or withdraw against the Policy). Employee's right to borrow shall be limited to an amount equal to the maximum loan value reduced by any prepaid premiums and unearned premium account of the Corporation. Employee's right to withdraw from the Policy cash values under the Policy's partial surrender provisions shall be limited to the allowable partial surrender value under the Policy reduced by any prepaid premiums and any unearned premium account in favor of the Corporation. In the event Employee's Policy loans and accrued interest or, alternatively, the sum of Employee's cash withdrawals, reduce the Corporation's earlier-stated death benefit, the Employee agrees to contribute to the Policy such sums as are required to maintain the integrity of such death benefits.

         6. Possession of Policy. If the above-described Policy is in the possession of the Corporation, the Corporation will, upon notice and request, forward the Policy without unreasonable delay to the Insurer if required by the Insurer for any Policy transaction or change.

         7. Insurer Action. The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or actions taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.

         8. Release of Corporation's Limited Ownership Interest. Upon Employee's request and upon full payment to the Corporation of its Policy interest, as earlier defined, the Corporation agrees to release and reassign its ownership rights to the Policy to the Employee.

         9. Premium Waiver. If the Policy contains a disability waiver of premium provision or waiver of monthly deduction, any waived amounts shall be considered for all purposes of this Agreement as having been paid by the Employee and all provisions herein relating to Policy cash values and death proceeds shall be construed accordingly should such premium waiver become effective.





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         10.     Termination of the Agreement.  This Agreement shall terminate during Employee's lifetime on the first to occur of the following: (a) expiration of the term of this Agreement as set forth in Section 1 hereof; (b) surrender of the Policy by the Employee, who has the sole and exclusive right of surrender; (c) by written notice by either the Corporation or the Employee to the other; (d) upon termination of Employee's employment. Upon termination of this Agreement, the Corporation shall receive an amount equal to the Corporation's prepaid premiums and any unearned premium account at the time of such termination and the Corporation's interest in the Policy shall thereafter cease.

         11. Special Provisions. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

                 A.       The named fiduciary:  The Corporation.

                 B. The funding policy under this Agreement is that all premiums on the Policy be remitted to the Insurer when due.

                 C. Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

                 D. The claims procedure under this Agreement shall be as follows:

                          (1) If for any reason a claim for benefits under this Agreement is denied by the Corporation, it shall deliver to the claimant a written explanation setting forth the specific reason for the denial, pertinent references to the Agreement section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                                  (A) The claimant's claim shall be deemed filed when presented in writing to the Corporation.

                                  (B)      The Corporation's explanation shall
                          be in writing delivered to the claimant within ninety
                          (90) days of the date the claim is filed.

                          (2)     The claimant shall have sixty (60) days





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                 following his receipt of the denial of the claim to file with the Corporation a written request for review of the denial. For such review, the claim or his representative may submit pertinent documents and written issues and comments.

                          (3) The Corporation shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent Agreement provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

         12. No Contract of Employment. Neither this Agreement, nor any provisions hereof, nor any action taken by the Corporation pursuant hereto, shall be construed as giving to the Employee the right to be retained in the employ of the Corporation, nor shall it limit or restrict the right of the Corporation to terminate the employmennt of the Employee with or without cause.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ATTEST:                                    MORTON METALCRAFT CO.


By:______________________         By:________________________________
   Daryl R. Lindemann,                  William D. Morton II,
   Secretary                            President


                                       ___________________________________
                                          Daryl R. Lindemann





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